                                  EXHIBIT 10.1

         Portions of this exhibit have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and Rule 406 of the Securities Act of 1933, as amended. These omitted portions have been marked with "***" and have been filed separately with the Securities and Exchange Commission.

                                LICENSE AGREEMENT



                                 BY AND BETWEEN



                           PHARMACIA & UPJOHN COMPANY

                                       AND

                                 NEOPHARM, INC.


                          DATED AS OF FEBRUARY 19, 1999

LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into as of February 19, 1999, by and between PHARMACIA & UPJOHN COMPANY, a Delaware corporation ("PNU"), and NEOPHARM, INC., a Delaware corporation ("NeoPharm"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I.

In consideration of the mutual promises hereinafter made and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 "AAA" means the American Arbitration Association.

         1.2 "AFFILIATE" means, with respect to any party (a) any of its respective direct or indirect ultimate parent companies as may exist from time to time, and (b) any company, firm or other entity (i) more than fifty percent (50%) of whose issued and voting capital or share participation is now or hereafter owned or (ii) now or hereafter controlled, in the case of either of the foregoing clauses (i) or (ii), directly or indirectly by such party or by its parent company. For the purpose of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an individual, corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

         1.3 "AGREEMENT TERM" means the term of this Agreement which commences on the date hereof and ends on the first date that all of PNU's obligations to pay any royalty or profit participation to NeoPharm on account of sales of the Product in any country in the Territory.

         1.4 "APPLICABLE LAWS" means all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of any governmental unit or any political subdivision thereof), any tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization.

         1.5 "CLAIMS" means any and all claims, suits, proceedings, liabilities, losses, damages, penalties, fines, assessments, expenses and costs of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, including without limitation costs of settlement, reasonable attorneys' fees and related costs and expenses and any liabilities for claims of personal injury or death, suffered or incurred by an indemnified party hereunder.

         1.6 "CO-PROMOTION ELECTION" means NeoPharm's election to co-promote the Products in the Territory in lieu of receiving royalties in accordance with
Article VII hereof.

         1.7 "COMPOUND" means LED or LEP, as the case may be, and "Compounds" shall mean LED and LEP.

         1.8 "COMPULSORY LICENSE" means a compulsory license under the NeoPharm Patents or NeoPharm Know-How obtained by a Third Party through the order, decree, or grant of a competent governmental authority, authorizing such Third Party to develop, manufacture, process or use a Compound, or finish, market, distribute detail or sell Products, in either case, in the Territory or in any portion thereof.

         1.9 "CONFIDENTIAL INFORMATION" means any and all data and information of a proprietary or confidential nature that are owned or controlled by any party hereto or their respective Affiliates and are made available by one party or its Affiliates to any other party or its Affiliates prior to, during or after the Agreement Term and that are directly or indirectly related to the Compounds, Products and/or Improvements or the manufacture, use or sale thereof, including, but without limitation, clinical or non-clinical data, formulations, processing information, technical reports and specifications, marketing and sales information, customer lists, supplier lists and pricing information. Confidential Information shall not include information which:

         (a) was known or used by the receiving party or its Affiliates prior to its date of disclosure to the receiving party, as evidenced by the prior written records of the receiving party or its Affiliates;

         (b) either before or after the date of the disclosure to the receiving party, is lawfully disclosed without restriction on disclosure to the receiving party or its Affiliates by an independent, unaffiliated third party whose disclosure of such information does not violate any obligation to or right of the party owning or controlling the Confidential Information;

         (c) either before or after the date of the disclosure to the receiving party, becomes published or generally known in the industry through no fault or admission on the part of the receiving party or its Affiliates or their employees or agents; or

         (d) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement.

         (e) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required and impose such obligations of secrecy as are possible in that regard); or

         (f) is required to be disclosed by a party under any statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, that the disclosing party uses reasonable efforts to obtain confidential treatment of the Confidential Information.

         1.10 "CONTROL" means, with respect to any Know-How or intellectual property right, that the party controlling owns or has a license to use such Know-How or right and has the ability to grant the other party access, a license or a sublicense to use such Know-How or right without violating the rights of any Third Party.

         1.11 "CORPORATE OVERHEAD" means general, administrative and facilities expenses that are not generally directly charged to a department or Product.

         1.12 "COST OF GOODS SOLD" means the sum of the following costs to the extent allocable to Products to be sold hereunder: the cost of direct materials, direct labor, manufacturing overhead, other allocable fixed and semi-fixed costs, excess capacity developed in anticipation of reasonable forecasts of Product sales, royalties payable in lieu of cash to third parties for the supply and/or purchase of materials. The Cost of Goods Sold shall exclude the following: Corporate Overhead, excess capacity costs not allocable to Products, startup costs and Product royalties payable to NeoPharm under this Agreement. The Cost of Goods Sold shall be calculated in a manner consistent with Generally Accepted Accounting Principles ("GAAP") consistently applied and as generally used by PNU.

         1.13 "COUNTRY TERM" means the term during which PNU has any obligations to NeoPharm with respect to a country within the Territory, including, but not limited to, PNU's obligation to pay NeoPharm any royalty or profit participation in such country.

         1.14 "DIRECT COSTS" shall have the meaning set forth in Section 8.1.

         1.15 "EX-U.S. TERRITORY" means all countries of the world outside the U.S. Territory.

         1.16 "FIELD OF USE" means collectively, the LED Field of Use and the LEP Field of Use; provided, however, that Field of Use means specifically LED Field of Use with respect to NeoPharm Patents and NeoPharm Know-How which relate to LED; and provided further, that Field of Use specifically means LEP Field of Use with respect to NeoPharm Patents and NeoPharm Know-How which relate to LEP.

         1.17 "FORCE MAJEURE" means acts of God; acts, regulations, orders, decrees or laws of any government or agency thereof that are not due to or caused by any action or inaction of the party claiming the benefit of force majeure where such action or inaction is in violation of such party's obligations under this Agreement or Applicable Laws; war; damage to or destruction of facilities; labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle); epidemic; civil commotion; and failure of suppliers, public utilities or common carriers.

         1.18 "FDA" means the United States Food and Drug Administration, or any successor to its responsibilities with respect to pharmaceutical products such as the Products.

         1.19 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.20 "IMPROVEMENT" means any and all modifications or refinements related to any Compound or Product or their use or the manufacturing processes thereof, whether patented or not patented, which may be made, developed or acquired by any party hereto or their Affiliates or Sublicensees, which arise after the date of this Agreement.

         1.21 "IND" means an Investigational New Drug application or its equivalent for initiating clinical trials in the United States or any corresponding foreign application, registration, or certification.

         1.22 "JOINT INVENTION" means each invention or discovery related to the Compound or the Product acquired or developed jointly (as determined by U.S. law of inventorship) by NeoPharm and PNU (together with its employees, consultants and subcontractors).

         1.23 "KNOW-HOW" means clinical, technical, scientific and medical information, knowledge, know-how, methods, inventions, practices and trade secrets including, but without limitation, manufacturing processes and techniques, quality control information and procedures and pharmacological, toxicological and clinical test data and results having application in the Field of Use;

         1.24 "LED" means liposomal encapsulated doxorubicin, as more fully described on Exhibit A hereto.

         1.25 "LED FIELD OF USE" means any use in or with animals or humans.

         1.26 "LED PRODUCT INTRODUCTION" means, with respect to each country in the Territory, the first commercial sale of an LED Product in such country.

         1.27 "LED PRODUCTS" means any finished products containing LED as the active ingredient, in any formulation or dosage.

         1.28 "LEP" means liposomal encapsulated paclitaxel, as more fully described on Exhibit B hereto.

         1.29 "LEP FIELD OF USE" means any use in or with animals or humans.

         1.30 "LEP PRODUCTS" means any finished products containing LEP as the active ingredient, in any formulation or dosage.

         1.31 "LICENSE(S)" shall mean the license(s) granted by NeoPharm to PNU pursuant to Article II hereof.

         1.32 "LICENSE EFFECTIVE DATE" means the date of this Agreement.

         1.33 "MAJOR MARKETS" shall have the meaning set forth in Section
13.3(b).

         1.34 "NDA" means (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially a pharmaceutical or biological therapeutic products or delivery systems or device filed with the FDA or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical or biological therapeutic products, delivery systems and devices in the United States, including all information included in drug master files related to such application(s), and (b) any related registrations with or notifications to the FDA.

         1.35 "NEOPHARM" means NeoPharm, Inc., a Delaware Corporation.

         1.36 "NEOPHARM INDEMNIFIED PARTY" shall have the meaning set forth in
Section 17.1 hereof.

         1.37 "NEOPHARM KNOW-HOW" means Know-How which is owned or controlled by NeoPharm or its Affiliates on the License Effective Date of the Agreement to the extent that such Know-How (i) pertains or relates to the Compounds or Products, or (ii) is necessary for, directly used in or directly related to the development or use of the Compounds or the development, registration, manufacturing, formulation, sale, use and commercialization of the Products. NeoPharm Know How does not include any NeoPharm Patents.

         1.38 "NEOPHARM PATENTS" means:

         (a) the Patents set forth on Exhibit C hereto;

         (b) any applications for Patents listed in Exhibit C hereto, and any division, continuation, or continuation-in-part of any such application, and any Patent which shall issue based on such application, division, continuation or continuation-in-part;

         (c) any Patent which is a reissue or extension of, or addition to, any Patent defined in (a) or any application maturing into a Patent defined in (b) above;

         (d) any Patent application or Patent corresponding to any Patent application or Patent identified in (a), (b) or (c) above which is hereafter filed or issued in any country.

         (e) All Patents and Patent applications filed by either NeoPharm or PNU in accordance with the provision of Sections 9.2, 9.3 or 9.5 hereof.

         1.39 "NET PROFITS" means Net Sales less (i) Cost of Goods Sold, royalties payable to parties other than NeoPharm, external pre-marketing costs, non-personal promotion (NPP) (e.g., all external advertising and promotional expenses, including samples, and Phase IV costs and other external costs associated with sustaining the sales of Products, including legal fees incurred by PNU in legal proceedings the defense of the Compounds or Products) determined using the accrual basis of accounting in accordance with GAAP applied in a manner consistent with PNU's customary practices, excluding the impact of unusual and nonrecurring items; provided, however, salaries and benefits associated with marketing, medical affairs, clinical and regulatory personnel, as well as salaries and benefits of sales personnel (including travel and automobile expenses) shall not be deducted in determining Net Profits.

         1.40 "NET SALES" shall mean the gross revenues from the first commercial sale of a Product by PNU, its Affiliates and/or Sublicensees, to Third Parties, other than for the purpose of clinical studies, less deductions for:

         (a) standard transportation charges, including insurance, consistent with custom in the industry;

         (b) import, export, sales, use, value added, consumption and excise taxes, tariffs and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of a Product;

         (c) normal and customary quantity discounts (including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or Third Party payor or other contractee as a result of a contractual arrangement specific to a Product), cash discounts (including discounts for prompt payment), and customary trade promotional allowances and credits, in the ordinary course of business;

         (d) discounts (including retroactive price reductions or a statutorily required reimbursement) mandated by or granted in response to state, provincial or federal law or regulation; allowances or credits to customers on account of recalls, rejections or returns (including for spoiled, damaged and outdated goods) in the ordinary course of business;

         (e) rebates paid or credited to any government or agency or any Third Party payor, administrator or contractee;

         (f) wholesaler charge-backs allowed and taken in amounts customary in the trade;

         (g) deductions for uncollectible accounts;

         (h) broker's or agent's commissions; and

         (i) the cost of any delivery system used with the Product (which may or may not be bundled with the Product), that is not consumed with the Product or an integral part of the Product.

         1.41 "OTHER INFORMATION" means (a) information relating to a disapproval or cancellation of an NDA (or any similar approval, disapproval or cancellation outside of the United States); (b) information on modifications required to be made in the contents of an NDA (or any similar approval outside the United States) in order to prevent, or to warn against risks of, death or bodily harm; (iii) information on withdrawal of a Product from the marketplace;
(iv) information on important revisions of the precautions in the usage of a Product as set forth in the labeling pursuant to an NDA (or any similar revisions outside the United States); and (v) any information which could adversely impact the marketing of a Product.

         1.42 "PATENT(S)" means valid and enforceable letters patent, and all related reexaminations, reissues, renewals, extensions, inventor's certificates and all foreign counterparts thereof.

         1.43 "PNU" means Pharmacia & Upjohn Company, a Delaware corporation.

         1.44 "PNU INDEMNIFIED PARTY" shall have the meaning set forth in
Section 17.2 hereof.

         1.45 "PRODUCT(S)" means LED Products and LEP Products.

         1.46 "PRODUCT KNOW-HOW" means all Know-How related to the Compounds or the Products, other than NeoPharm Know-How.

         1.47 "PRODUCT PATENTS" means (a) all the Patents related to the Compounds or the Products, and any Patent which is a reissue or extension of, or a Patent of addition to, any such Patent and (b) any Patent application based on any Know-How related to the Compound or the Products, and any division, continuation or continuation-in-part of any such application; and any Patent which shall issue based on such application, division, continuation or continuation-in-part, but specifically excluding from (a) and (b), any NeoPharm Patent.

         1.48 "PRODUCT TRADEMARKS" means all trademarks relating to the Compounds or the Products.

         1.49 "REASONABLE EFFORTS" shall have the meaning set forth in Section 13.3(a).

         1.50 "REGULATORY APPROVAL" means (a) in the United States, approval by the FDA of an NDA and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements, if any, together with any other approval necessary to make and sell commercially in such country a pharmaceutical or biological therapeutic product or delivery system or device, including, where applicable, satisfactory labeling and pricing approval, and, if necessary for commercialization of a pharmaceutical or biological therapeutic product or delivery system or device, governmental or third party reimbursement approval and/or inclusion on any governmental formularies effective in such country.

         1.51 "RULES" means the rules of the AAA.

         1.52 "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of the License Effective Date, by and among NeoPharm and PNU.

         1.53 "SUBLICENSEE" means any Affiliate or Third Party which shall be granted a sublicense in accordance with Section 2.2. hereof.

         1.54 "TERRITORY" means the U.S. Territory and the Ex-U.S. Territory.

         1.55 "THIRD PARTY" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than the parties hereto and their respective Affiliates.

         1.56 "U.S. TERRITORY" means the United States and its territories and possessions.


                                   ARTICLE II.
                                GRANT OF LICENSES

         2.1 GRANT OF LICENSES. In consideration of the payment of the License Fee and the payment of royalties, or the profit participation, and subject to Sections 2.5 and 2.6 below:

         (a) Subject to NeoPharm's retained rights required to enable NeoPharm to exercise its rights under Sections 6.2, 6.4 and 6.5 hereof and solely for such purpose, NeoPharm hereby grants to PNU an exclusive license, throughout the Territory, in the Field of Use, under the NeoPharm Patents, Product Trademarks and NeoPharm Future Sole Inventions to make, have made, develop, use, market, promote, sell and have sold the Compounds and the Products anywhere in the Territory during the Agreement Term.

         (b) Subject to NeoPharm's retained rights required to enable NeoPharm to exercise its rights under Sections 6.2, 6.4 and 6.5 hereof and solely for such purpose, NeoPharm hereby grants to PNU a royalty free, exclusive license to use any and all NeoPharm Know-How, Improvements, Joint Inventions, Confidential Information in the

Field of Use throughout the Territory during the Agreement Term to make, have made, market, promote, sell and have sold the Compounds and the Products.

         (c) NeoPharm hereby grants to PNU access to all currently available or later acquired information relating to the Compounds and the Products possessed by NeoPharm, including, without limitation, pre-clinical data, clinical data, regulatory submissions, NDAs (or the substantially equivalent foreign approvals), patents, product registrations and authorizations, trademarks and tradedress regarding the Compounds and the Products anywhere in the world for exclusive use by PNU in the Field of Use.

         2.2 RIGHT TO SUBLICENSE. PNU may sublicense, totally or in part, the license rights granted under this Article II; provided, that (i) PNU must notify NeoPharm in writing of any such sublicense other than to an Affiliate at least forty-five (45) days in advance; (ii) PNU remains responsible to NeoPharm for all contractual obligations of the Sublicensee, including, but not limited to, payment of royalties, keeping of records and reporting of sales, as if the Sublicensee's sales were PNU's sales; (iii) the Sublicensee agrees to be bound by the terms of this Agreement to the same extent as PNU to the extent applicable to the Sublicensee, and (iv) PNU and the Sublicensee comply with the provisions set forth in Section 19.9.

         2.3 PAID-UP LICENSE. Provided that PNU has satisfied all of its obligations hereunder, including, but not limited to, the obligation to pay royalties hereunder with respect to a particular Product, PNU shall have a paid-up, non-exclusive royalty-free license to make, have made, use, distribute, market, sell and have sold the Compounds and such Product within the Field of Use in each country after the normal expiration of the applicable Country Term.

         2.4 RIGHT TO PROPOSE ADDITIONAL LICENSES. PNU shall have the right to propose additional licenses to allow for collaboration between PNU and NeoPharm to develop, use, manufacture, or have manufactured, distribute, market, sell, or have sold any other oncologic compounds using NeoPharm's proprietary liposomal technology as may be mutually agreed to by NeoPharm and PNU from time to time. The terms and conditions for such rights will be negotiated in good faith by the parties to reflect the value added to any products by use of NeoPharm's proprietary liposomal technology.

         2.5 RETAINED RIGHTS. Notwithstanding anything in this Agreement, NeoPharm shall have the right to develop any other products, with or without other collaborators, and without regard to whether such products utilize or incorporate any NeoPharm proprietary liposomal technology licensed to PNU hereunder with the exception of the Compounds, the Products and other Compounds in the class known as taxanes and anthracyclines.

         2.6 EARLY TERMINATION. Should the Country Term be terminated early in any country, pursuant to Section 15.1, then PNU's licenses pursuant to this
Article II shall terminate as to that country.

                                  ARTICLE III.
                                   LICENSE FEE

         3.1 License Fee. Subject to the terms and conditions of this Agreement, in consideration of the Licenses granted to PNU, PNU shall, within three business days after the License Effective Date, pay to NeoPharm *** Dollars ***.

                                   ARTICLE IV.
                               MILESTONE PAYMENTS

         4.1 LED MILESTONE PAYMENTS. The following milestone payments shall be paid by PNU to NeoPharm within ten (10) business days of the occurrence of each of the following milestones:

         (a) PNU shall pay NeoPharm *** Dollars upon ***.

         (b) PNU shall pay NeoPharm *** Dollars upon ***.

         (c) PNU shall pay NeoPharm *** Dollars upon ***.

         (d) PNU shall pay NeoPharm *** Dollars upon ***.

         (e) PNU shall pay NeoPharm *** Dollars upon ***.

         4.2 LEP MILESTONE PAYMENTS. The following milestone payments shall be paid by PNU to NeoPharm within ten (10) business days of the occurrence of each of the following milestones:

         (a) PNU shall pay NeoPharm *** Dollars upon ***.

         (b) PNU shall pay NeoPharm *** Dollars upon ***.

         (c) PNU shall pay NeoPharm *** Dollars upon ***.

         (d) PNU shall pay NeoPharm *** Dollars upon ***.

         (e) PNU shall pay NeoPharm *** Dollars upon ***.

         (f) PNU shall pay NeoPharm *** Dollars upon ***.

         (g) PNU shall pay NeoPharm *** Dollars upon ***.

         4.3 MILESTONE PAYMENTS PAYABLE ONCE. The milestone payments described above shall only be payable once, upon the occurrence of an event requiring such payment, and shall not be payable upon subsequent occurrences of such event.

*** Confidential Treatment Requested

                                   ARTICLE V.
                                EQUITY INVESTMENT

         5.1 EQUITY INVESTMENT. PNU shall make certain equity investments in NeoPharm in the form of purchases of NeoPharm Common Stock according to the terms and conditions of the Stock Purchase Agreement, which shall be in a form substantially similar to Exhibit D hereto.

                                   ARTICLE VI.
                            ROYALTIES; PROFIT SHARING

         6.1 LED PRODUCT PAYMENTS IN THE U.S. TERRITORY. At least ninety (90) days prior to its filing of an NDA for the first LED Product with the FDA, PNU shall provide NeoPharm with written notice of the date on which it intends to make such NDA filing the "LED NDA Notice"). Thereafter, at the written request of NeoPharm, which request must be received by PNU not later than the date set forth in the LED NDA Notice for the NDA filing, NeoPharm shall have the right, in the U.S. Territory, to elect to receive royalties for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the U.S. Territory, on the sale of any LED Products or to participate, pursuant to Article VII, in the profits of the sale of such LED Products pursuant to a co- promotion arrangement. If no election is made, NeoPharm shall be deemed to have elected to receive royalties.

         (a) In the event NeoPharm shall have elected, or shall have been deemed to have elected, to receive royalties, for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the U.S. Territory, then PNU shall pay such royalties at the rate of *** of Net Sales of LED Products sold in the U.S. Territory, commencing on LED Product Introduction in the U.S. Territory and continuing for ten (10) years thereafter.

         (b) In the event NeoPharm shall have elected to co-promote the LED Products pursuant to Section 7.1 hereof, the profit-sharing arrangement shall be agreed upon between NeoPharm and PNU based upon the methodology set forth in the Profit and Loss Schedule attached hereto as Schedule 7.1.

         6.2 LED PRODUCT ROYALTIES IN THE EX-U.S. TERRITORY. PNU shall pay to NeoPharm royalties, for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the Ex-U.S. Territory, on a country by country basis (during each applicable Country Term) on Net Sales of LED Products in the Ex-U.S. Territory at the rate of (a) *** percent commencing with the LED Product Introduction in each country and continuing for seven (7) years thereafter, and (b) *** percent, commencing the day immediately after the seventh anniversary of the LED Product Introduction in each country and continuing for three (3) years. Following the expiration of PNU's obligations to pay royalties to NeoPharm in any country in the Ex-U.S. Territory, (i) provided PNU has paid all royalties due, PNU shall have a paid-up, non-exclusive, royalty free license under

*** Confidential Treatment Requested

Section 2.3 hereof, and (ii) NeoPharm shall have the right to sell any LED Products in such country and, in furtherance of such right, PNU will (i) license to NeoPharm, on a royalty free, non-exclusive basis, with a right to sublicense, any Patents held or licensed to PNU that are applicable to LED Products in such country and (ii) provide, or cause to be provided, to NeoPharm, on commercially reasonable terms, a supply of cardiolipin sufficient to allow NeoPharm to exploit the rights hereunder granted to NeoPharm under this Section 6.2.

         6.3 LEP PRODUCT PAYMENTS IN THE U.S. TERRITORY. At least ninety (90) days prior to its filing of an NDA for the first LEP Product with the FDA, PNU shall provide NeoPharm with written notice of the date on which it intends to make such NDA filing (the "LEP NDA Notice"). Thereafter, at the written request of NeoPharm, which request must be received by PNU not later than the date set forth in the LEP NDA Notice for the NDA filing, NeoPharm shall have the right, in the U.S. Territory, to elect to receive royalties for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the U.S. Territory, on the sale of any LEP Products or to participate, pursuant to Article VII, in the profits of the sale of such LEP Products pursuant to a co- promotion arrangement. If no election is made, NeoPharm shall be deemed to have elected to receive royalties.

         (a) In the event NeoPharm shall have, or shall have been deemed to receive royalties for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the U.S. Territory, then PNU shall pay such royalties at the rate of *** percent of Net Sales of LEP Products sold in the U.S. Territory for so long as PNU has exclusivity as a result of selling an LEP Product that is covered by at least one claim set forth in any of the NeoPharm Patents, which claim has not expired and has not been declared invalid or unenforceable by a U.S. District Court in a judgment that is either not appealed or is not appealable.

         (b) In the event NeoPharm shall have elected to co-promote the LEP Products pursuant to Section 7.1 hereof, the profit-sharing arrangement shall be agreed upon between NeoPharm and PNU based upon the methodology set forth in the Profit and Loss Schedule attached hereto as Schedule 7.1.

         6.4 LEP PRODUCT ROYALTIES IN THE EX-U.S. TERRITORY. PNU shall pay to NeoPharm royalties for licensing the NeoPharm Patents, NeoPharm Know-How and other intellectual property to PNU hereunder in the Ex-U.S. Territory, on Net Sales by PNU of LEP Products in the Ex-U.S. Territory at the rate of *** % for the valid life of the enforceable NeoPharm Patents, after which PNU shall have a fully paid-up license to LEP and the LEP Products, and NeoPharm shall not be entitled to any further royalties. Following the expiration of PNU's obligations to pay royalties to NeoPharm in any country in the Ex- U.S. Territory, NeoPharm shall have the right to sell any LEP Products in such country.

*** Confidential Treatment Requested

         6.5 ROYALTY REDUCTION ON SALES OF PRODUCTS; RIGHT TO SUPPLY.

         (a) PNU shall use all commercially reasonable efforts so that the Cost of Goods Sold plus royalties does not exceed *** % of Net Sales of the LEP or LED Products, respectively, in any year. NeoPharm agrees to reduce the royalties for any LEP Product sold or for any LED Product sold so that, in either case, the total of Cost of Goods Sold plus royalties shall not exceed *** % of Net Sales of LEP Products or LED Products, as the case may be, in any year.

         (b) NeoPharm shall have the right to supply LEP or LED to PNU, its Affiliates or Sublicensees if NeoPharm can supply such Product of the same quality and specification and at a lower cost than PNU or any Third Party supplier.

         6.6 COMPULSORY LICENSE. PNU shall use all commercially reasonable efforts to prevent or avoid any Third Party from obtaining or being granted a Compulsory License, and to the extent that a Third Party does obtain or is granted a Compulsory License, PNU will use all commercially reasonable efforts to limit or reduce the scope or applicability of such Compulsory License. If, notwithstanding PNU's use of commercially reasonable efforts, any Third Party obtains a Compulsory License in any country, then NeoPharm or PNU (whoever has first notice) shall promptly notify the other party. If the royalty rate payable by the grantee of the Compulsory License is less than the above royalty rates, the above royalty rates shall be reduced to such lower rate in the subject country for so long as sales are made pursuant to the Compulsory License.

         6.7 COMBINATION SALES. In the event any of the Products are packaged or combined with any other products for sale in any country, the royalties payable with respect to sales of such Product shall be calculated on the price of the Product as if such Product had continued to be sold alone.

         6.8 PAYMENTS. Royalties or profit participation payable hereunder will be paid to NeoPharm not later than forty-five (45) calendar days following the end of each calendar quarter and each such payment shall be accompanied by a report in writing showing the period to which such payment applies, the amount billed to unaffiliated Third Parties for Products during such calendar quarter, the deductions from the amount billed to arrive at Net Sales, the total Net Sales for the period, the Cost of Goods Sold and the royalties due on such Net Sales or the profit allocable to NeoPharm, as the case may be.

         6.9 CURRENCY OF PAYMENT. All payments to be made by PNU to NeoPharm hereunder shall be made in U.S. Dollars. Net Sales outside the U.S. shall be first determined in the currency of the country in which they are earned and shall be converted quarterly into an amount in U.S. Dollars based on PNU's internal exchange rates used in preparing PNU's consolidated earnings statements for such quarter.

*** Confidential Treatment Requested

         6.10 SINGLE ROYALTY. Any royalties payable under Article VI will be payable only once with respect to a particular unit of Product and will be paid only once regardless of there being more than one NeoPharm Patent applicable to such unit of Product.

         6.11 RECORDS. PNU shall keep for three (3) years from the date of each payment of royalties complete and accurate records of Net Sales by PNU, its Affiliates and sublicensees of each Product in sufficient detail to allow royalties to be determined accurately. NeoPharm shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to obtain at its expense from the independent certified public accountant used by PNU an audit of the relevant records of PNU to verify such report or statement. PNU shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from NeoPharm, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period, unless a subsequent inspection reveals discrepancies which may have also occurred during such period. Such independent certified public accountant shall report to NeoPharm only as to the accuracy of the Net Sales computation and royalty payments. If the audit shows that PNU has underpaid any royalties by five percent (5%) or more, for any period covered by the audit, PNU shall, in addition to immediately remitting to NeoPharm the amount of underpayment, (i) pay for the cost of such audit and (ii) pay interest to NeoPharm at a per annum rate equal to 2% above the Prime Rate as announced from time to time by Citibank, N.A. (the "Late Payment Rate") on such underpayment from the date such amounts were accrued until the date such amounts are paid. In the event the audit shows that PNU has overpaid any royalties due to NeoPharm hereunder, PNU shall be allowed to deduct the amount of such overpayment (plus interest on such overpayment at the Late Payment Rate from the date of such underpayment) from the next royalty payment due to NeoPharm. The independent certified public accountant agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such party to reveal such information in order to allow NeoPharm to enforce its rights under this Agreement or disclosure is required by law. The failure of NeoPharm to request verification of any report or statement during the three (3) year period shall be considered acceptance of the accuracy of such report, and PNU shall have no obligation to maintain records pertaining to such report or statement beyond the three (3) year period. The results of the inspection shall be binding on both parties.

         6.12 WITHHOLDING TAXES. All amounts owing to NeoPharm on account of royalties or profits as specified in this Agreement shall be paid net of all applicable taxes, fees and other charges required to be withheld. PNU shall use its commercially reasonable efforts to reduce the amount of any withholding taxes and to promptly remit all refunds and rebates to NeoPharm.

         6.13 OTHER FORMS OF REMUNERATION. If PNU receives non-cash compensation from sales of Products in a manner other than one for which royalties based on Net Sales would be the appropriate measure, such as compensation through a co-marketing or joint venture arrangement, the parties will negotiate in good faith an appropriate compensation arrangement by which NeoPharm will be equitably remunerated.

                                  ARTICLE VII.
                                  CO-PROMOTION

         7.1 CO-PROMOTION. NeoPharm shall have the right in accordance with
Article VI, to co-promote the Products in the U.S. Territory under an arrangement to be agreed upon between NeoPharm and PNU based upon the methodology set forth in the Profit and Loss Schedule attached hereto as
Schedule 7.1 and upon the following terms:

         (a) NeoPharm's participation in the Net Profits shall be in proportion to its monetary contribution to the promotion of each Product (which shall include an allocation of sales representatives as needed) but in no event shall NeoPharm's share of profits exceed *** % of the total Net Profits.

         (b) NeoPharm shall pay to PNU within sixty (60) days of notifying PNU of its election to co-promote a Product in the U.S. Territory an amount equal to PNU's development costs for such Product (which costs shall not exceed *** percent of PNU's Development Costs throughout the Territory as calculated in accordance with PNU's standard internal policies and procedures) multiplied by NeoPharm's Net Profit percentage determined under Section 7.1(a) and multiplied by a premium determined in accordance with *** hereto to reflect the development risk incurred by PNU.

         (c) If NeoPharm exercises the Co-promotion Election, no royalty shall become payable by PNU to NeoPharm with respect to sales of any Product subject to such arrangement, in the U.S. Territory.

         (d) The co-promotion rights set forth herein are not sublicensable, assignable or transferable by NeoPharm and shall not be sublicensed, assigned or transferred without PNU's prior written consent. Without limiting the foregoing, and except as may otherwise be agreed by the parties, in the event of a merger with or acquisition by any third party (i) with interests in oncology, including companies involved in cytotoxic compounds or products or (ii) which is a clear competitor of PNU in the oncology business, such consent will not be given, and, PNU shall have the right to terminate the co-promotion arrangement.

         (e) In the event PNU terminates the co-promotion arrangement pursuant to Section 7.1(d), PNU shall thereafter pay NeoPharm a royalty of (i) *** percent on all sales of LED Products in the U.S. Territory for the remainder of the otherwise applicable ten (10) year term and (ii) *** % on all sales of LEP Products in the U.S. Territory for the duration that PNU has exclusive rights in the NeoPharm Patents covering LEP.

         (f) If NeoPharm exercises the Co-Promotion Election, the parties will negotiate in good faith to conclude a co-promotion agreement within ninety (90) days of such election,

*** Confidential Treatment Requested
specifying the rights and obligations of the parties. PNU shall have final decision making authority in the event the parties are unable to agree except with respect to NeoPharm's right to decide its monetary contribution and level of profit participation as specified in Section 7.1(a).

                                  ARTICLE VIII.
               TECHNICAL ASSISTANCE; DEVELOPMENT EXPENSES; REPORTS

         8.1 FURTHER ASSURANCE. Without otherwise limiting the representations and warranties of NeoPharm, NeoPharm shall use reasonable commercial efforts to assist and enable PNU or any Affiliate or Sublicensee thereof to obtain and confirm in PNU the rights granted to PNU pursuant to this Agreement to develop, use, make and have made the Compounds and to develop, use, make, have made, distribute, market, sell and have sold the Products and shall take all such other actions as PNU may reasonably request to obtain and confirm in PNU such rights. If NeoPharm, in connection with its reasonable commercial efforts, shall, upon prior written request from, and subsequent written approval by, PNU, incur any reasonable out of pocket expenses or costs ("Direct Costs") in obtaining or confirming in PNU or any Affiliate or Sublicensee such rights, such Direct Costs shall be promptly reimbursed by PNU except as may be provided in
Section 10.5 or Section 17.

         8.2 DEVELOPMENT COSTS AND TECHNICAL ASSISTANCE. All of the development costs, clinical and pre-clinical, regulatory and manufacturing scale-up expenses (including capital investments for equipment and any other manufacturing facilities required) for the Products incurred after the date hereof, shall be borne by PNU. To the extent PNU requests NeoPharm to provide personnel or supplies or to take any other action in connection with the foregoing, PNU shall reimburse NeoPharm for all reasonable out-of-pocket costs incurred therewith.

         8.3 REPORTS. PNU shall deliver to NeoPharm reports, at least quarterly, providing NeoPharm with sufficient information so as to allow NeoPharm to be adequately informed as to the strategic development of the Compounds and the Products. In connection therewith, NeoPharm may request a meeting to discuss the contents of the report.

                                   ARTICLE IX.
                              INTELLECTUAL PROPERTY

         9.1 EXISTING NEOPHARM PATENT APPLICATIONS. With respect to Patent applications relating to any NeoPharm Know-How existing as of the License Effective Date (a) NeoPharm shall remain the owner of the Patent application,
(b) NeoPharm shall continue to bear the full costs of and responsibility for preparing, filing and prosecuting the application and (c) the Patent application and any Patents issuing thereon shall constitute NeoPharm Patents for purposes of this Agreement. NeoPharm will keep PNU reasonably informed of the status of existing Patent applications.

         9.2 FUTURE PATENT APPLICATIONS ON EXISTING NEOPHARM KNOW-HOW. The following provisions shall apply to each Patent application covering any NeoPharm Know- How existing as of the date hereof in the Field of Use which could be filed in the future.

         (a) NeoPharm shall remain the owner of such NeoPharm Know-How subject to such Patent application and shall own any such patent applications and any Patent issued thereon.

         (b) NeoPharm shall have the initial option whether or not to file a Patent application for such NeoPharm Know-How; provided, that if NeoPharm does not elect to exercise such option, then PNU may file such Patent application in NeoPharm's name.

         (c) If, anywhere in the Territory, NeoPharm determines to file a Patent application for the NeoPharm Know-How within the Field of Use, the following provisions shall apply: (i) NeoPharm will prepare a first draft of the Patent application and furnish a copy of the draft to PNU for comment at least 30 days before filing the Patent application, (ii) NeoPharm will revise the Patent application as requested by PNU and file the Patent application in each country in which PNU elects to do so, (iii) NeoPharm will bear the full costs of preparing, filing and prosecuting the application and NeoPharm will control the prosecution of the Patent application, (iv) in any country in which the NeoPharm elects not to file the Patent application, PNU may file the Patent application in NeoPharm's name, but at its own cost, and control the prosecution thereof (in which event it will keep NeoPharm reasonably informed of the Patent application's progress), and (v) each Patent application and any Patent issuing thereon filed by NeoPharm or by PNU in NeoPharm's name will constitute NeoPharm Patents for purposes of this Agreement and shall be exclusively licensed to PNU by NeoPharm without any additional royalty within the Field of Use.

         (d) If NeoPharm elects not to file a Patent application covering any such NeoPharm Know-How anywhere in the Territory, the following provisions shall apply: (i) the NeoPharm Know-How will remain a trade secret of NeoPharm (unless
(ii) below becomes applicable), (iii) will be deemed to be Confidential Information (unless (iii) below becomes applicable) and (iv) PNU shall have the right to file such Patent applications for the NeoPharm Know-How, at PNU's sole cost and expense, anywhere in the Territory, with all rights in such Patent application and any resulting Patent being licensed by NeoPharm to PNU without the payment of any consideration and thereafter being deemed a NeoPharm Patent.

         9.3 FUTURE PATENTS RELATED TO THE COMPOUND OR THE PRODUCTS DEVELOPED BY NEOPHARM.

         (a) NeoPharm shall be deemed the sole owner of all Know-How related to the use, manufacture, form or delivery of a Compound or Product, acquired, developed or discovered by NeoPharm or its Affiliates, employees, consultants or subcontractors ("NeoPharm Future Sole Inventions"), after the License Effective Date and any Patent application filed or any Patent issued thereon and shall grant PNU a royalty free, non-exclusive license to use such Know-How, Patent application or Patent within the Field of Use throughout the Territory during the Agreement Term.

         (b) NeoPharm shall have an initial option whether or not to file a Patent application for the NeoPharm Future Sole Invention; provided that if NeoPharm does not elect such option, then PNU may file such Patent application in NeoPharm's name.

         (c) If PNU elects to file a Patent application in NeoPharm's name for a NeoPharm Future Sole Invention, then the following provisions shall apply: (i) PNU will prepare a first draft of the Patent application and furnish a copy of the draft to NeoPharm for comment at least thirty (30) days before filing the Patent application, (ii) PNU will bear the full costs of preparing, filing and prosecuting the Patent application and maintaining any Patents that are issued on the Patent application and PNU will control the prosecution of such Patent application, and (iii) each Patent application and any Patent issuing thereon filed by PNU in NeoPharm's Name shall be owned by NeoPharm and shall be deemed to be a NeoPharm Patent.

         (d) If NeoPharm and PNU initially elect not to file any Patent application for NeoPharm Future Sole Inventions, then the following provisions shall apply: (i) the NeoPharm Future Sole Invention will remain a trade secret,
(ii) the NeoPharm Future Sole Invention shall be deemed to be Confidential Information and (iii) PNU shall not have the right to file any Patent applications for the NeoPharm Future Sole Invention anywhere in the world at a later date without the written permission of NeoPharm.

         9.4 FUTURE PATENTS RELATED TO THE COMPOUND OR THE PRODUCTS DEVELOPED BY PNU.

         (a) PNU shall be deemed the sole owner of all Know-How related to the use, manufacture, form or delivery of a Compound or Product, acquired, developed or discovered by PNU or its Sublicensees or Affiliates, or any of their respective employees, consultants or subcontractors ("PNU Future Sole Inventions"), after the License Effective Date, and any Patent application filed or Patent issued thereon, and, subject to the rights granted under Sections 2.5, 2.6, 6.2, 6.4, 6.5 and 9.10, PNU shall grant to NeoPharm a royalty free, non-exclusive license to use such Know-How, Patent application or Patent within the Field of Use throughout the Territory after expiration of the Agreement Term.

         (b) PNU shall be solely responsible for electing, in its sole discretion, whether or not to file a Patent application for PNU Future Sole Inventions.

         (c) If PNU elects to file a Patent application for a PNU Future Sole Invention in at least one country in the Territory, then the following provisions shall apply: (i) PNU will prepare a first draft of the Patent application, (ii) PNU will furnish a copy of the draft Patent application to NeoPharm for informational purposes only at least thirty (30) days before filing the Patent application, (iii) PNU will bear the full costs of preparing, filing and prosecuting the Patent application and maintaining any patents that issue on the Patent application, and (iv) the applications and Patents referred to herein will constitute Product Patents for purposes of this Agreement.

         (d) If PNU elects not to file any Patent application for PNU Future Sole Inventions anywhere in the Territory, then the following provisions shall apply: (i) the PNU Sole Future Invention will remain a trade secret to the extent PNU so desires, (ii) the PNU Future Sole Invention shall be deemed to be Confidential Information and (iii) NeoPharm will not have the right to file any Patent applications for the PNU Future Sole Invention anywhere in the world.

         9.5 JOINT INVENTIONS. To the extent it is practical to do so, Patent applications for Joint Inventions shall be handled as if they were PNU Future Sole Inventions under Section 9.4.

         9.6 COOPERATION. Each party will cooperate with the other and will cause its employees, consultants and subcontractors to also cooperate, in completing any Patent applications for Joint Inventions, and in executing and delivering any instrument required to permit PNU to exercise its rights under this Article IX, including where appropriate instruments assigning its joint ownership interest in any Joint Inventions.

         9.7 NEOPHARM PATENTS. NeoPharm shall take all commercially reasonable steps necessary to maintain, for the full life thereof, all NeoPharm Patents.

         9.8 PATENT EXTENSIONS.

         (a) PNU shall have the right, upon consultation with NeoPharm and election by NeoPharm not to take the actions described in (i) and (ii) below, to file on behalf of and as agent for NeoPharm, all applications and to take all actions necessary (i) to obtain the benefits of the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto to the extent such benefits relate to Products and (ii) to extend the lives of the NeoPharm Patents that claim Compounds or Products constituting drug products or otherwise involve the protection of such Products to the extent permitted by any other law or regulation by, among other things, applying for supplemental protection certificates. NeoPharm agrees to execute and deliver such further authorizations and instruments and to take such further actions as may be requested by PNU to implement the foregoing.

         (b) To the extent the NeoPharm Patents are subject to regulations or statutes comparable to those referred to in Section 9.8(a), NeoPharm agrees to exercise its rights under such regulations and statutes in a fair and equitable manner that takes into account the legitimate commercial interests of PNU, upon consultation with PNU.

         9.9 PUBLIC DISCLOSURE. Each party agrees to delay any public disclosure of the subject matter of any Patent application to which this Article IX applies until the filing of all U.S. and intended foreign applications but in no event more than one (1) year from the first filed (priority) application.

         9.10 OWNERSHIP OF THE DATA, DATABASE AND IND'S. PNU will be the sole owner of (a) all the data generated by the non-clinical and clinical testing of the Products, including Product Know How (b) the database for such data, and (c) all IND's filed for clinical studies of the Products and any comparable regulatory filings in the Ex-U.S. Territory. Except as, and to the extent, necessary to enable NeoPharm to exercise its rights under Section 6.5, NeoPharm shall not have access to the database without PNU's prior written consent which consent shall not be unreasonably withheld after expiration of the Agreement Term. Upon PNU's request, NeoPharm shall promptly assist PNU, and shall use commercially reasonable efforts to encourage its vendors and subcontractors to assist PNU, in preparing and obtaining favorable review of IND's relating to the Products and the foreign equivalents of such IND's. If PNU so desires, NeoPharm shall transfer to PNU any IND's relating to the Products owned or Controlled by NeoPharm.

         9.11 REGULATORY FILINGS. PNU or its Sublicensees shall be responsible for the preparation of suitable applications for Regulatory Approval in any country in the Territory and shall be the owner and party of record of all such applications, including all NDAs. PNU shall solely determine those countries of the Territory in which to file such applications. At PNU's request, NeoPharm shall promptly assist PNU, and shall use commercially reasonable efforts to encourage its vendors and subcontractors to assist PNU in the preparation of such applications and the obtaining of Regulatory Approvals by, among other things, (a) providing PNU with all needed Know-How, reports, authorizations, certificates, methodologies, specifications and other documentation which NeoPharm owns or Controls, (b) making NeoPharm's facilities reasonably available for inspections by the FDA and other governmental authorities, and making NeoPharm's personnel reasonably available to the FDA and other governmental authorities and (c) use commercially reasonable efforts to encourage its vendors and subcontractors to make their facilities available for inspections by the FDA and other governmental authorities and to make their personnel available to the FDA and other governmental authorities.

         9.12 PACKAGING. PNU shall own all Product Trademarks. If NeoPharm so requests, and to the extent allowable by law, PNU will identify, in packaging and package inserts for Products, NeoPharm as the licensor of the Compounds. Notwithstanding the foregoing, if PNU reasonably believes, based on objective information, that identifying NeoPharm or using the NeoPharm mark will have an adverse impact on the image or commercialization of the Products, due to adverse publicity relating to NeoPharm or its personnel, products or business or some other event or circumstance, PNU will discuss the situation with NeoPharm and may, after such discussion, discontinue identifying NeoPharm or using the NeoPharm mark.


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



                                   ARTICLE X.
                       INFRINGEMENT OF THIRD PARTY RIGHTS

         10.1 NOTICES. During the Agreement Term, PNU and NeoPharm shall each promptly, but in any event no later than fifteen (15) calendar days after such party receives notice of or becomes aware of any of the following, notify the other in writing of:

         (a) Any Claim by a Third Party against NeoPharm or PNU, or any Affiliate or Sublicensee of NeoPharm or PNU, alleging infringement of such Third Party's intellectual property rights as a result of the use, development or manufacture of the Compound or the development, use, manufacture, use, marketing or sale of the Products anywhere in the Territory; or

         (b) Any patent nullity actions, declaratory judgment actions or alleged Patent invalidity or non-infringement of Patent or Patents pursuant to a paragraph IV patent certification by a party filing an ANDA with respect to the NeoPharm Patents or Product Patents in the Territory;

The parties agree that time is of the essence with respect to the giving of notices hereunder.

         10.2 CONTROL OF DEFENSE AGAINST NEOPHARM PATENT CLAIMS. NeoPharm shall have the initial right to manage solely the defense of the parties against any Third Party Claims alleging infringement of such Third Party's intellectual property rights as a result of the use, development or manufacture of the Compounds or the development, use, manufacture, use, marketing or sale of the Products anywhere in the Territory, that primarily involve the NeoPharm Patents. If NeoPharm elects to exercise such right as to such a claim, PNU shall cooperate with NeoPharm at NeoPharm's request, and shall have the right to be represented by counsel selected by PNU at PNU's cost. If NeoPharm elects not to exercise such right as to such a claim, PNU shall have the right to manage solely the defense of the parties against the Claim, and NeoPharm shall cooperate with PNU at PNU's request and shall have the right to be represented by counsel selected by NeoPharm. In the event PNU desires to settle any such claim, PNU shall notify NeoPharm, and PNU shall not be authorized to settle any such claim without NeoPharm's consent (which consent shall not be unreasonably withheld).

         10.3 CONTROL OF DEFENSE AGAINST PRODUCT PATENT CLAIMS. PNU shall have the initial right to manage solely the defense of the parties against any Third Party Claims alleging infringement of such Third Party's intellectual property rights as a result of the use, development or manufacture of the Compounds or the development, use, manufacture, use, marketing or sale of the Products anywhere in the Territory, that primarily involve the Product Patents. If PNU elects to exercise such right as to such a Claim, NeoPharm shall cooperate with PNU at PNU's request, and shall have the right to be represented by counsel selected by NeoPharm at NeoPharm's cost. If PNU elects not to exercise such right as to such a claim, NeoPharm shall have the right to manage solely the defense of the parties against the claim, but only if the subject of the claim relates to a Compound, and PNU shall cooperate with NeoPharm at NeoPharm's request and shall have the right to be represented by counsel selected by PNU. In the event PNU desires to settle any such claim, PNU shall notify NeoPharm, and PNU shall not be authorized to settle any such claim without NeoPharm's consent (which consent shall not be unreasonably withheld).

         10.4 PAYMENTS TO THIRD PARTIES. If PNU is required by a final court order or a settlement agreement entered into with NeoPharm's consent (which consent shall not be unreasonably withheld) to make royalty payments or other payments to a Third Party in connection with the disposition of any Claim alleging infringement of such Third Party's intellectual property rights as a result of the use, development or manufacture of the Compounds or the development, use, manufacture, marketing or sale of the Products anywhere in the Territory NeoPharm shall make, or provide reimbursement to PNU for, all such payments; provided that in no event shall NeoPharm make or reimburse PNU for any such payments with respect to any Claims which have arisen out of or relate to any future changes in dosage, administration or manufacture of the Compounds or the Products from that set forth in the NeoPharm Patents or the NeoPharm Know-How existing on the License Effective Date.

         10.5 NEOPHARM ACQUISITION OR LICENSE OF THIRD PARTY RIGHTS. The parties shall discuss and mutually develop a plan for any actions to be taken with respect to the intellectual property rights of Third Parties. In the event it is mutually agreed that NeoPharm should acquire or license any intellectual property rights of a Third Party having the effect of reducing or eliminating the amount of any actual or potential indemnification to be provided pursuant to
Section 17.2, such amount shall be paid by NeoPharm without any right to reimbursement from PNU.

         10.6 NO THIRD PART EFFECT. Neither this Article X, nor any exercise of rights or fulfillment of obligations under this Article X, shall affect by itself any indemnification or contribution rights of either party against any other party.

                                   ARTICLE XI.
                          INFRINGEMENT BY THIRD PARTIES

         11.1 NOTICE. During the Agreement Term, PNU and NeoPharm shall each promptly, but in any event no later than fifteen (15) calendar days after such party receives notice of or becomes aware of any of the following, notify the other in writing of:

         (a) Any actual or threatened unlawful disclosure or infringement by any Third Party of all or any part of the NeoPharm Patents, NeoPharm Know-How, Product Patents or Product Know-How in the Territory; or

         (b) Any information that may reasonably be considered material to the validity or enforceability of the NeoPharm Patents or Product Patents.

The parties agree that time is of the essence with respect to the giving of notices hereunder.



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




         11.2 PROSECUTION OF ACTIONS.

         (a) NeoPharm shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the NeoPharm Patents or NeoPharm Know-How by counsel of its own choice. PNU shall cooperate with NeoPharm at NeoPharm's request in the prosecution of such action or proceeding. If NeoPharm determines that PNU is an indispensable party to the action, PNU hereby consents to be joined. In such event, PNU shall have the right to be represented in that action by counsel of its own choice and expense.

         (b) If NeoPharm fails to bring an action or proceeding within a period of thirty (30) days after receiving written notice from PNU or otherwise having knowledge of that infringement, PNU shall have the right to bring and control any such action by counsel of its own choice and expense. If PNU determines that NeoPharm is an indispensable party to the action, NeoPharm hereby consents to be joined. In such event, NeoPharm shall have the right to be represented in that action by counsel of its own choice and expense.

         11.3 NOTICE. Any notice under this Article XI shall set forth the facts of such infringement in reasonable detail.

         11.4 PROSECUTION OF ACTIONS.

         (a) PNU shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the Product Patents or Product Know-How by counsel of its own choice. NeoPharm shall cooperate with PNU at PNU's request in the prosecution of such action or proceeding. If PNU determines that NeoPharm is an indispensable party to the action, NeoPharm hereby consents to be joined. In such event, NeoPharm shall have the right to be represented in that action by counsel of its own choice and expense.

         (b) If PNU fails to bring an action or proceeding within a period of thirty (30) days after receiving written notice from NeoPharm or otherwise having knowledge of that infringement, NeoPharm shall have the right to bring and control any such action by counsel of its own choice and expense. If NeoPharm determines that PNU is an indispensable party to the action, PNU hereby consents to be joined. In such event, PNU shall have the right to be represented in that action by counsel of its own choice and expense.

         11.5 DIVISION OF PROCEEDS. No settlement, consent judgment or other voluntary final disposition of a suit under this Article XI may be entered into without the joint consent of PNU and NeoPharm, which consent shall not be withheld unreasonably. If NeoPharm brings an action, any damages or other monetary awards recovered by NeoPharm shall be applied first to defray the costs and expenses incurred in the action. If any balance remains, NeoPharm shall pay PNU *** of such balance. If NeoPharm fails to bring action and PNU brings action any damages or other monetary awards recovered by PNU shall be applied first to defray the costs and expenses incurred in the action. If any balance remains, PNU shall

*** Confidential Treatment Requested
pay NeoPharm *** of such balance.

                                  ARTICLE XII.
                         REPRESENTATIONS AND WARRANTIES

         12.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. NeoPharm and PNU each represent and warrant to the other, as of the License Effective Date, as follows:

         (a) It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         (b) Neither it, nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the Products, has been debarred or the subject of debarment proceedings by the FDA.

         (c) Except with respect to the filing of a pre-merger notification report under the HSR Act, if necessary, or pursuant to Section 19.17, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to such party in connection with its execution, delivery and performance of this Agreement.

         (d) The execution, delivery, consummation and performance by it of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not (a) require any consent or approval of its stockholders, (b) violate any Applicable Laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         (e) This Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         (f) It is not under any obligation to any Third Party, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

         12.2 REPRESENTATIONS AND WARRANTIES OF NEOPHARM. NeoPharm represents and warrants to PNU, as of the License Effective Date, that:

         (a) To the best of its knowledge, NeoPharm has not committed any act or failed to take any action which would cause a material omission or permit any acts or omissions to occur which would be in conflict with its obligations under this Agreement or diminish

*** Confidential Treatment Requested
in any material respect the potential scope of the grant of rights to PNU under this Agreement.

         (b) NeoPharm has no knowledge that the license rights granted to PNU with respect to the Compounds or Products are subject to any material retained rights of any state, federal or foreign government or governmental entity.

         (c) NeoPharm has no knowledge that making, using or selling any Compounds or Products within the Field of Use may infringe the patent rights of any Third Party nor does it have any knowledge that any third party is infringing the NeoPharm Patents licensed hereunder.

         (d) NeoPharm has delivered to PNU copies of all NeoPharm Know-How, together with any other information now owned or controlled by NeoPharm that is reasonably necessary or useful to a complete understanding of the prospects for the Compounds and the Products including without limitation complete reports on all serious adverse experiences associated with the use of the Compounds with any pharmaceutical product or other substance. To the best of its knowledge, all of such information is materially correct and complete.

         (e) Exhibit C contains an accurate, correct and complete list of all Patent applications owned or Controlled by NeoPharm claiming inventions that may be useful or necessary in the LED Field of Use, and all NeoPharm Patents owned or Controlled by NeoPharm claiming inventions that may be useful or necessary in the LEP Field of Use, and NeoPharm has disclosed to PNU all material information known to NeoPharm relating to the prospects for issuance of NeoPharm Patents from such Patent applications and the validity and enforceability of such NeoPharm Patents.

         (f) To the best of its knowledge, the conduct of its business as currently conducted does not violate, and the conduct of its business as proposed under this Agreement would not violate, any of the intellectual property rights of any other person or entity relating to the use of the Compounds or the Products.

         (g) To the best of its knowledge, there has been no, and there currently is no, material unauthorized use, infringement or misappropriation of any NeoPharm Know-How or NeoPharm Patents.

         (h) To the best of its knowledge, the execution and delivery of this Agreement by NeoPharm and its performance of its obligations under this Agreement will not violate any federal, state, municipal statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality.

         (i) NeoPharm has not, and during the Agreement Term will not, grant any right to any Third Party relating to the NeoPharm Patents and NeoPharm Know-How which would conflict with the rights granted to PNU hereunder.

         (j) Any data submitted to the FDA for the Compounds was complete and accurate in all material respects when submitted and continues to be complete and accurate. Neither NeoPharm nor, to the best of its knowledge, its Affiliates has, with respect to the Compounds, made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

         (k) No proceedings have been instituted or are pending which challenge any rights of NeoPharm with respect to the NeoPharm Know-How, or the validity of the NeoPharm Patents. Neither the Compounds nor NeoPharm's business relating to the development, use or manufacture of the Compounds is the subject of: (i) any outstanding judgment, order, writ, injunction or decree of, or settlement agreement with, any person, corporation, business entity, court, arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Products or such business in a way that would have an adverse effect on PNU's manufacture, sale and marketing of the Products as contemplated herein; and (ii) any pending or, to the knowledge of NeoPharm, threatened Claim, suit, proceeding, charge, inquiry, investigation or action of any kind.

         (l) NeoPharm has sufficient legal and/or beneficial right, title and interest in, to and under the NeoPharm Patents, the NeoPharm Know-How and its other intellectual property rights to conduct its business as now conducted under this Agreement and to grant the Licenses contained herein.

         (m) To the best of its knowledge, the Compounds and the Products used in clinical studies have been manufactured in registered GMP complaint facilities in accordance with applicable Good Manufacturing Principles regulations.

         (n) All material registrations and filings, including the payment of maintenance and renewal fees, have been timely made for the NeoPharm Patents as are necessary to preserve the rights of NeoPharm or to prosecute Patent applications in the ordinary course of NeoPharm's management of its intellectual property rights.

         12.3 MUTUAL LIMITATIONS ON WARRANTIES AND DAMAGES. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES PURSUANT TO SECTIONS 12.1 AND
12.2 OR ELSEWHERE HEREIN, THE PARTIES DISCLAIM ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

         12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by NeoPharm and by PNU in this Agreement are made as of the License

Effective Date, and they shall only be valid and survive for a period ending on the third year anniversary of the License Effective Date and shall thereafter be of no force or effect, except to the extent required to enforce the parties' accrued rights and obligations hereunder following the end of such period for any Claims which have been properly notified by one party to any other party prior to the expiration of such period.

                                  ARTICLE XIII.
                                    COVENANTS

         13.1 COVENANTS OF THE PARTIES. Throughout the Agreement Term, NeoPharm and PNU shall:

         (a) Comply in all material respects with all Applicable Laws.

         (b) Promptly notify the other if it becomes aware of any Other Information.

         (c) Execute and deliver any further or additional instruments or documents and perform any acts which may be reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

         13.2 COVENANT OF NEOPHARM. From and after the License Effective Date, NeoPharm shall:

         (a) work in good faith with PNU to assure satisfactory arrangements for the long term supply of bulk paclitaxel and cardiolipin.

         (b) not provide any rights to any Third Party with respect to the Products, the Compounds and other compounds in the class known as taxanes and anthracyclines within the Field of Use.

         (c) provide written notice to PNU of any Patent applications owned or Controlled by NeoPharm arising after the License Effective Date claiming inventions that may be useful or necessary in the LED Field of Use or the LEP Field of Use, and all material information known to NeoPharm relating to the prospects for issuance of NeoPharm Patents from such Patent applications and the validity and enforceability of such NeoPharm Patents.

         13.3 COVENANTS OF PNU.

         (a) PNU shall use Reasonable Efforts to timely achieve the milestones referenced in Sections 4.1 or 4.2 hereof and to introduce, promote, market and sell the Products in the Territory and such efforts shall be consistent with providing NeoPharm with the benefit of the royalty payments and/or co-promotion of the Products as contemplated herein. PNU shall maintain adequate facilities, Product inventory and personnel to ensure prompt handling and servicing of customer inquiries and orders and prompt shipping and servicing of the Products. For purposes of this section 13.3, "Reasonable Efforts" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors. Such resources and efforts shall be determined for a particular Product on a case-by-case basis; and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product and the marketplace.

         (b)PNU CEASES TO MARKET OR SELL PRODUCT. Unless otherwise mutually agreed to by the parties, should PNU or its Affiliates or Sublicensees:

         (1)cease to market or sell a Product for more than one year other than because of legal or administrative actions causing the cessation of marketing, Force Majeure or bona fide business reasons (provided that PNU shall use Reasonable Efforts to avoid or eliminate any such action, condition or business reasons) in (i) the United States, (ii) the U.K., Spain, Italy, France and Germany ("European Markets") or (iii) Japan; or

         (2) fail to launch a particular Product within one year from the occurrence of the latest to occur of the following events (if applicable in such countries): (m) issuance of a Product's NDA approval (or equivalent regulatory approval), (n) governmental price approval and approval for reimbursement or, (o) joint resolution of any other bona fide business reasons for delaying such launch, in (x) the U.S.,
         (y) the European Markets, or (z) Japan,

         then in either case, PNU shall have no further rights to the applicable Product in the countries where such cessation or failure to launch has occurred, and PNU shall have no further obligations for the applicable Product in the countries where such cessation or failure to launch has occurred, except such obligations which accrued prior to divestment from PNU of rights to the applicable Product.

         In the event rights to a Product are divested from PNU in (i) the U.S.,
         (ii) the European Markets, or (iii) Japan pursuant to this Section 13.3(b) and upon NeoPharm's request, PNU shall immediately transfer the NDA approval (or equivalent regulatory approval) in the applicable countries to NeoPharm or to an appointee of NeoPharm, provide to NeoPharm all data in PNU's possession or control relating to that Product and take all such other actions as are necessary or useful to permit NeoPharm to obtain Regulatory Approvals to market the Product in the applicable countries. NeoPharm shall market the Product under its own tradenames or brands and shall not use PNU's tradenames or brands and NeoPharm shall pay to PNU a royalty on Net Sales of all such Products in the applicable countries at the same rate as PNU would have been required to pay NeoPharm.

         Failure by PNU to launch a Product or cessation of marketing or sale of a Product pursuant to this Section 13.3(b) shall not be considered a breach of this Agreement within the meaning of Article 15.

         For the avoidance of doubt, it is understood between the parties hereto that the provisions of this Section 13.3(b) shall not apply in the event that PNU or its Affiliates or Sublicensees cease to sell a Product for reasons related to the safety or efficacy of a Product.

         13.4 MAINTENANCE OF LICENSES FROM THIRD PARTIES. So as not to adversely affect PNU's right to NeoPharm Patents and NeoPharm Know-How under this Agreement, NeoPharm agrees during the Agreement Term: (a) not to take any actions to terminate or restrict its rights under any Third Party license agreements or other agreements which give rise to such rights, (b) to discharge all of NeoPharm's obligations and responsibilities under any such Third Party license agreements or other agreements, including without limitation, making all required payments thereunder, (c) to notify PNU promptly of NeoPharm's receipt of any notices of breach under any such Third Party license agreements or other agreements, and (d) during the Agreement Term, NeoPharm will not knowingly infringe any valid Third Party intellectual property rights in its conduct of any activity related to this Agreement.

         13.5 MANUFACTURE AND SUPPLY OF COMPOUNDS. NeoPharm will deliver to PNU such quantities of Compound as are required in order to meet the development needs of PNU, at PNU's cost and expense.

                                  ARTICLE XIV.
                            CONFIDENTIAL INFORMATION

         14.1 OWNERSHIP. Without limiting the rights granted to and by the parties under this Agreement, Confidential Information furnished hereunder by either party to the other shall remain the sole property of the disclosing party; provided, however, that upon NeoPharm terminating this Agreement pursuant to Section 15.2 or PNU terminating this Agreement pursuant to Section 15.3, PNU shall grant NeoPharm a non-exclusive license to the Confidential Information that PNU furnished to NeoPharm hereunder. Data and inventions concerning the Products developed or made during the Agreement Term shall be owned by the developing or inventing party.

         14.2 CONFIDENTIALITY. Each party agrees that during the Agreement Term and at all times thereafter, it shall use all commercially reasonable efforts to keep, and cause its Affiliates and/or Sublicensees to keep, confidential all Confidential Information, and neither party nor any of its Affiliates and/or Sublicensees shall use or disclose the Confidential Information except as expressly permitted in this Agreement. Each party acknowledges that the Confidential Information is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such party or any of its Affiliates shall be made only to the extent necessary to carry out its responsibilities under this Agreement and only if such officer, employee or agent shall be bound by an Agreement to maintain such information in confidence.

         14.3 PUBLIC ANNOUNCEMENTS AND STATEMENTS. Neither NeoPharm nor PNU, nor any Affiliate thereof, shall issue or cause publication of any press release or other public announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Neither party shall use the name of the other party in any public statement or press release without the prior written approval of the other party, which approval may not be unreasonably withheld or delayed; provided, however, that both parties shall give the other party a minimum of five (5) business days to review any such press release or other public statement. Notwithstanding the foregoing, each party may make any disclosure which such party, in the opinion of its counsel, is obligated to make pursuant to applicable law, in which case such party shall still endeavor to give the other party an opportunity to review such disclosure but shall not be obligated to do so if such disclosure must, in the opinion of its counsel, be made without time for review. The failure of a party to draft such disclosure in a timely fashion shall not be deemed a reason to avoid submitting such disclosure to the other party hereto.

         14.4 PUBLICITY RELATED TO THE PROJECT. Subject to the other provisions of this Agreement, PNU may disclose information generated by studies sponsored by PNU, or disclose any conclusions based on such information, after giving NeoPharm a reasonable opportunity to review and comment (but not approve) any such disclosure. In addition, each Party may announce periodically whether Phase I, II or III studies involving the Products are underway or to be initiated. Any other disclosures of information arising from or related to this Agreement shall be approved by each of the parties hereto, except to the extent such information is publicly known through no fault of NeoPharm or PNU or either party is required, on advice of counsel, to make public disclosure relating to the Project pursuant to any law, rule or regulation of any governmental agency, including without limitation the United States Securities and Exchange Commission or any securities exchange on which securities of the disclosing party are then listed, in which case a party shall be permitted to make such required disclosure provided advance notice is first given to the other party.

         14.5 INVESTIGATOR PUBLICATIONS. Notwithstanding anything set forth in this Agreement to the contrary, NeoPharm and PNU agree to use their best efforts to cause investigators who conduct clinical studies of the Products sponsored by PNU or NeoPharm, respectively, to agree to submit the results of their studies and a draft of publication to PNU or NeoPharm, respectively for review a reasonable period of time before submission to the publisher. PNU and NeoPharm will share with each other the results of these studies and these drafts of such publication as soon as practicable. Both parties understand that neither party will have the right to approve or disapprove the publication.

         14.6 POST-APPROVAL USE. Notwithstanding anything set forth in this Agreement to the contrary, following approval of the Products, PNU shall be permitted to use and publicize information generated by the Project in connection with the commercialization and promotion of the Products, together with all of NeoPharm's clinical data and Non-clinical data related to the Products, in accordance with applicable laws and regulations. Likewise, PNU is free to use information generated by PNU outside the scope of the Project as it sees fit.

         14.7 USE OF NAME AND TRADEMARKS. Unless specifically authorized by this Agreement, neither Party shall use in any manner the names or trademarks of the other Party without the express written consent of such Party.

                                   ARTICLE XV.
                              TERM AND TERMINATION

         15.1 AGREEMENT TERM; COUNTRY TERM(S). This Agreement may be terminated early pursuant to Sections 15.2 and 15.3 hereof by terminating the Agreement Term. This Agreement, as applicable in a specific country in the Territory, may be terminated early in such country by terminating the applicable Country Term, without affecting the Agreement Term or the other Country Terms.

         15.2 TERMINATION BY NEOPHARM. NeoPharm may terminate the Agreement Term upon written notice to PNU at any time in the event of: (i) a material breach by PNU or its Affiliates or its Sublicensees of this Agreement where such breach is continuing for sixty (60) days (or thirty (30) days with respect to nonpayment of a material amount due unless such amount is subject to a bona fide dispute between the parties) after PNU has received written notice from NeoPharm of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within such sixty (60) day period (or thirty
(30) days with respect to nonpayment of a material amount due unless such amount is subject to a bona fide dispute between the parties). In the event that such a breach (other than the nonpayment of a material amount due unless such amount is subject to a bona fide dispute between the parties) may not be reasonably cured in sixty (60) days, then such cure period shall be extended provided PNU shall demonstrate to NeoPharm's reasonable satisfaction that it is using all commercially reasonable efforts to cure such breach. If NeoPharm terminates the Agreement Term pursuant to this Section 15.2, PNU shall transfer back to NeoPharm all rights to the NeoPharm Patents and NeoPharm Know-How granted to PNU plus grant to NeoPharm a non-exclusive license (requiring payment to PNU of a reasonable royalty rate) to any and all Improvements, enhancements, Confidential Information, Other Information, NDAs, or the substantially equivalent approvals in the respective countries owned or controlled by PNU which relate to the Compounds, which license shall only allow NeoPharm to use such Improvements, enhancements, Confidential Information, Other Information, NDAs, or the substantially equivalent approvals in the respective countries in connection with the Compounds. For the avoidance of doubt, upon NeoPharm's termination of the Agreement Term pursuant to this Section 15.2, PNU's rights included in the relevant licenses granted by NeoPharm to PNU hereunder shall immediately and automatically revert to NeoPharm; provided, however, that PNU, with the consent of NeoPharm, shall be entitled to complete the manufacture of any Product then in progress and to sell any such completed Product, along with any Product then in inventory, subject to payment of royalties pursuant to Article VI. Without limiting the generality of the foregoing, all relevant licenses and sublicenses granted by NeoPharm to PNU hereunder shall terminate automatically and PNU shall promptly transfer to NeoPharm all related documents, materials and records in its possession without retaining any copies thereof.

         15.3 TERMINATION BY PNU. PNU may terminate the Agreement Term upon written notice to NeoPharm at any time in the event of: (i) a material breach by NeoPharm or its Affiliates of this Agreement where such breach is continuing for sixty (60) days after NeoPharm has received written notice from PNU of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within such sixty (60) day period; and (ii) at any time, without penalty, provided that PNU shall not be entitled to refund of any payments made to NeoPharm prior to such termination date. In the event that a breach set forth in subclause (i) may not be reasonably cured in sixty
(60) days, then such cure period shall be extended provided NeoPharm shall demonstrate to PNU's reasonable satisfaction that it is using commercially reasonable effects to cure such breach. If PNU terminates the Agreement Term pursuant to this Section 15.3, it shall transfer back to NeoPharm all rights to the NeoPharm Patents and NeoPharm Know How granted to it plus grant to NeoPharm a non-exclusive license (requiring payment to PNU of a reasonable royalty rate) to any and all Improvements or enhancements owned or controlled by PNU which relate to the Compounds, which license shall only allow NeoPharm to use in connection with the Compounds. For the avoidance of doubt, upon PNU's termination of the Agreement Term pursuant to this Section 15.3, PNU's rights included in the relevant licenses granted by NeoPharm to PNU hereunder shall immediately and automatically revert to NeoPharm; provided, however, that PNU, with the consent of NeoPharm, shall be entitled to complete the manufacture of any Product then in progress and to sell any such completed Product, along with any Product then in inventory, subject to payment of royalties pursuant to
Article VI; and provided, further, that upon (or in lieu of) termination pursuant to Section 15.3(i); PNU shall be entitled to all available legal and equitable remedies (including, but not limited to, monetary damages and specific performance) as a result of NeoPharm's material breach of this Agreement.

                                  ARTICLE XVI.
           RIGHTS AND DUTIES UPON TERMINATION OR EXPIRATION; REMEDIES

         16.1 MONIES PAID OR DUE.

         (a) Upon the termination or expiration of this Agreement and subject to
Section 17.5, each party shall have the right to retain all payments already received from the other party pursuant to this Agreement, and each party shall pay to the other all sums accrued hereunder which are then due.

         (b) The termination of this Agreement by PNU under Section 15.3(i) or
(ii) hereof shall terminate PNU's obligation to make any payments under this Agreement that would accrue after, and are not due and payable at the time of, the effective date of the termination.

         16.2 SURVIVAL OF RIGHTS. The termination or expiration of this Agreement shall not affect the accrued rights and obligations of NeoPharm or PNU arising under or out of this Agreement or Claims arising during the Agreement Term, and the obligations relating to such Claims. In addition, any provision required to interpret and enforce the parties' rights and obligations under this Agreement shall survive to the extent required for the full observation and performance of this Agreement by the parties hereto. Notwithstanding any provision herein to the contrary, the rights and obligations set forth in Sections 2.3, 6.2, 6.4, 6.11, 12.4 and 16.3 and Articles XIV and XVII shall survive the expiration or termination of this Agreement.

         16.3 TRANSITION UPON TERMINATION. If this Agreement is terminated by NeoPharm pursuant to Section 15.2 or by PNU pursuant to Section 15.3(ii), PNU shall upon termination cooperate with NeoPharm and/or its Affiliates to transfer back to NeoPharm all title and interest in and to the NeoPharm Patents and NeoPharm Know-How and any Improvements developed by PNU or its Affiliates to use solely with the Products.

         16.4 REMEDIES. If either party shall fail to perform or observe or otherwise breaches any of its material obligations under this Agreement, in addition to any right to terminate this Agreement, the non-defaulting party may elect to obtain other such equitable relief and remedies as shall be available under applicable law.

                                  ARTICLE XVII.
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         17.1 INDEMNIFICATION BY PNU. In addition to any other rights NeoPharm may have at law or in equity, PNU shall indemnify, defend and hold harmless NeoPharm and its Affiliates, employees, agents, officers and directors, and their successors and assigns (each, an "NeoPharm Indemnified Party"), from and against any and all Claims which the NeoPharm Indemnified Party may incur, suffer or be required to pay resulting from or arising out of: (i) the marketing, distribution, promotion or sale of the Products by PNU, its Affiliates or Sublicensees; (ii) the manufacture of the Products by PNU or its Affiliates or Sublicensees or by a Third Party (other than an Affiliate of NeoPharm) after the License Effective Date, except and unless in the case of either (i) or (ii) any such claim arises out of the breach of any NeoPharm representations, warranties or covenants hereunder or NeoPharm had knowledge as of the License Effective Date that, based on facts in existence and circumstances existing on the License Effective Date, the manufacture, marketing, distribution, promotion or sale of the Products after the License Effective Date would be likely to result in or create such Claims; and (iii) any breach of any representation, warranty or covenant of PNU or its Affiliates or Sublicensees in this Agreement or the Stock Purchase Agreement or any other transaction documents.

         17.2 INDEMNIFICATION BY NEOPHARM. In addition to any other rights PNU may have at law or in equity, NeoPharm shall indemnify, defend and hold harmless PNU and its Affiliates and Sublicensees and their respective employees, agents, officers and directors, and their successors and assigns (each, a "PNU Indemnified Party"), from and against any and all Claims which the PNU Indemnified Party may incur, suffer or be required to pay resulting from or arising out of: (i) the manufacture or use of the Compounds or the Products by NeoPharm or their Affiliates; (ii) any liability arising prior to the License Effective Date in any way relating to any Compound or the Products, regardless of the date of first assertion of any Claim or action relating thereto; (iii) any material breach of any representation, warranty or covenant by NeoPharm or any Affiliate in this Agreement or the Stock Purchase Agreement or any other transaction documents; or
(iv) any infringement of the intellectual property rights of any third party existing as of the date hereof as a result of the use and exploitation by PNU of the NeoPharm Patents and the NeoPharm Know-How in connection with the manufacture, use, marketing and sale of the Products in the Territory, except that in no event shall NeoPharm be required to indemnify any PNU Indemnified Party with respect to any Claims which have arisen out of or relate to any future changes in dosage, administration or manufacture of the Compounds or the Products from that set forth in the NeoPharm Patents or the NeoPharm Know-How existing on the License Effective Date.

         17.3 PROCESS OF INDEMNIFICATION. Promptly after an indemnified party becomes aware of any potential Liability hereunder, such party shall deliver written notice to the indemnifying party stating the nature of the potential Liability; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party is actually prejudiced as a result of such failure. The indemnified party shall give the indemnifying party such information with respect to the potential Liability as the indemnifying party may from time to time reasonably request. The indemnifying party shall have the right to conduct the defense of any suit or Claim related to the Liability if it has assumed responsibility for the suit, Claim or other proceeding in writing; provided, however, that if in the reasonable judgment of the indemnified party such suit, Claim or other proceeding involves an issue or matter which could have a material adverse effect on the business, operations or assets of the indemnified party, the indemnified party may elect, at its own expense, to conduct a separate defense thereof, but in no event shall any such election be construed as a waiver of any indemnification rights such indemnified party may have under this Article XVII, at law or in equity, or otherwise. If the indemnifying party defends the suit or Claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying party shall pay the reasonable fees and costs of any separate counsel required for the indemnified party to the extent such representation is due to a conflict of interest between the parties.

         17.4 SETTLEMENTS. Neither party may settle any Claim, action or proceeding related to a Liability to a Third Party without the consent of the other party, which consent shall not be unreasonably withheld or delayed, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this Agreement, and any payment made by a party in such a settlement without obtaining such consent shall be at its own cost and expense. Notwithstanding the foregoing, the indemnifying party will be liable under this
Article XVII for any settlement effected without its consent if the indemnifying party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified party in any such Claim, action or proceeding and it is determined by arbitration pursuant to Article XVIII hereof that the indemnifying party was liable to the indemnified party for indemnification related to such settlement.

         17.5 RIGHT OF SET-OFF. In addition to any other remedies any party may have for indemnification under this Agreement or at law or in equity, any party may set off against any amount otherwise due and yet unpaid to the other party hereunder any amount owed by such first party to the other party under any provision of this Agreement or any instrument or Agreement delivered pursuant hereto, or otherwise; provided, however, any amounts owed to a party pursuant to Claims under Sections 10.4, 17.1 or 17.2, shall not be set off against amounts owed by such party until all appeals or other actions relating to such Claims have been exhausted which result in that Claim being fixed and certain.

                                 ARTICLE XVIII.
                                  ARBITRATION

         18.1 RESOLUTION OF DISPUTES BY PARTIES' REPRESENTATIVES. The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by written notice to the other, have such dispute referred to their respective officer designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

Said designated officers are as follows:

         For NeoPharm - President

         For PNU - Senior Vice President for Global Business Management

         In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, any party may invoke the provisions in Section 18.2 below.

         18.2 ARBITRATION. Except as expressly provided in Section 18.1, and except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or to prevent irreparable harm pending the selection and confirmation of a panel of arbitrators in accordance herewith, any and all disputes arising out of or in connection with the performance of this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association, except that each party will be entitled to select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator and if they cannot agree, then the third arbitrator will be selected by the American Arbitration Association. The arbitration shall be held in New York, New York. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. To the extent any claims relate to the validity, construction, scope, enforceability or infringement of any Patent, such claim shall not be required to be submitted to arbitration hereunder and shall be resolved by a court of competent jurisdiction. The costs of arbitration shall be shared equally by the parties.

                                  ARTICLE XIX.
                                  MISCELLANEOUS

         19.1 FORCE MAJEURE. If the performance by any party of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of Force Majeure, the party so affected shall, upon giving written notice to the other party, be excused from such performance and shall not be in breach of this Agreement to the extent of such prevention, restriction, interference or delay, provided that the affected party uses its reasonable efforts to avoid or remove such causes of non-performance and continues performance with the utmost dispatch whenever such causes are removed. In the event of Force Majeure lasting more than six (6) months (or which the parties acknowledge will last more than six (6) months), the parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances.

         19.2 GOVERNING LAW. This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         19.3 HEADINGS AND REFERENCES. All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
         19.4 SINGULAR/PLURAL AND MASCULINE/FEMININE. Unless the context clearly indicates otherwise, the use herein of the singular shall include the plural, and the use of the masculine shall include the feminine, and vice versa.

         19.5 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified to the minimum extent necessary to make it valid and enforceable.

         19.6 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, and the Stock Purchase Agreement constitute the entire agreement between the parties and their Affiliates relating to the subject matter hereof and supersede all previous writings and understandings, whether oral or written, including without limitation the Letter of Intent, dated January 13, 1999, by and between NeoPharm and PNU, relating to the subject matter of this Agreement.

         19.7 AMENDMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

         19.8 NOTICES. Any notice required or permitted under this Agreement shall be in writing and sent by reputable courier service, charges prepaid, or by facsimile transmission with confirmation by reputable courier service, to the address or facsimile number specified below. Such notices shall be deemed given three (3) business days after such deposit in the mail or with a courier or one (1) business day after such facsimile transmission.

                          If to NeoPharm
                          NeoPharm, Inc.
                          100 Corporate North, Suite 215
                          Bannockburn, Illinois 60015
                          Fax Number: (847) 295-8854
                          Attention:  President and Chief Executive Officer


                          with copies to:
                          Burke, Warren, MacKay & Serritella, P.C.
                          330 N. Wabash, Suite 2200
                          Chicago, Illinois 60611
                          Attention:  Christopher R. Manning

                          If to PNU
                          Pharmacia & Upjohn Company
                          95 Corporate Drive
                          Bridgewater, New Jersey
                          Attention:  General Counsel
                          Fax Number:  (908) 306-4416

         19.9 ASSIGNMENT, SUBLICENSE AND BINDING EFFECT. Subject to Section 7.1(d) and 7.1(e), each party shall have the right to assign or sublicense its rights in whole or in part under this Agreement to an Affiliate of such party without the other party's consent or to a third party with the other party's prior written consent, which consent shall not be unreasonably withheld, provided that (i) in either case such party guarantees to the other party all of such party's obligations hereunder; and (ii) in the case of any sublicense by PNU hereunder, the sublicensee agrees in a written, executed agreement delivered to NeoPharm and naming NeoPharm as an intended third party beneficiary therein to observe and perform those obligations of PNU hereunder reasonably determined by PNU to relate to such sublicense.

         19.10 AGENCY. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

         19.11 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Information transferred hereunder or Products manufactured therefrom without compliance with applicable laws.

         19.12 SECTIONS AND ARTICLES. Unless specified otherwise, references to Sections and Articles are to Sections and Articles of this Agreement.

         19.13 EUROPEAN UNION. The parties acknowledge that this Agreement may need to be notified to the European Commission at some point during the Agreement Term. Accordingly, upon reasonable request of either Party, the Parties shall cooperate in notifying this Agreement and seeking a conclusion of the notification process satisfactory to both Parties. If at any time the European Commission determines that any provision of this Agreement is unenforceable or otherwise not permitted under the laws, rules and regulations of the European Union, the Parties agree to initiate good faith negotiations aimed at modifying such provision in a manner that is acceptable to the European Commission and the Parties.

         19.14 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either party.

         19.15 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a wavier of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

         19.16 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original as against any party whose signature appears thereon but all of which together shall constitute one and the same instrument.

         19.17 THIRD PARTY APPROVAL. Georgetown University has approved NeoPharm's agreeing to the terms and conditions of this Agreement.

         19.18 INDEPENDENT PATENT COUNSEL OPINION. Prior to PNU's first commercial sale or manufacture in the U.S. of any Compound or Product, NeoPharm shall provide PNU with an opinion from independent patent counsel that in such counsel's opinion, as of the License Effective Date, the manufacture, sale and use of any Compound or Product, which is made in accordance with the NeoPharm Patents and NeoPharm Know-How in existence as of the License Effective Date, will not infringe any valid claims of U.S. Patent Nos. ***

         and

         IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this as of the date first written above.


NEOPHARM, INC                         PHARMACIA & UPJOHN COMPANY



By: /s/ James M. Hussey               By: /s/ Fred Hassan
    ----------------------------          ---------------------------------
    Name:  James M. Hussey                Name:  Fred Hassan
    Title: President                      Title: Chief Executive Officer


*** Confidential Treatment Requested

                                    EXHIBIT A

                                       LED

LED is defined as liposome encapsulated doxorubicin.

                                    EXHIBIT B

                                       LEP

LEP is defined as liposome encapsulated paclitaxel.

                                    EXHIBIT C


***





*** Confidential Treatment

                                  EXHIBIT D




(Filed as Exhibit 10.2)

                                 Schedule 7.1



***




*** Confidential Treatment Requested

                                  EXHIBIT 10.2


                            STOCK PURCHASE AGREEMENT